Tompkins Financial Corporation 8-K

EXHIBIT 99.1

For more information contact:

Stephen S. Romaine, President & CEO

Francis M. Fetsko, Executive VP, CFO & COO

Tompkins Financial Corporation (888) 503-5753

For Immediate Release

Friday, October 23, 2020

Tompkins Financial Corporation Reports Record Third Quarter Earnings

ITHACA, NY - Tompkins Financial Corporation (NYSE American: TMP)

Tompkins Financial Corporation reported diluted earnings per share of $1.63 for the third quarter of 2020, up 21.6% compared to $1.34 reported in the third quarter of 2019. Net income for the third quarter of 2020 was $24.2 million, an increase over the $20.2 million reported for the same period in 2019.

For the year-to-date period ended September 30, 2020, diluted earnings per share were $3.59, down 9.6% from the same period in 2019. Year-to-date net income was $53.6 million, down from $60.6 million, for the same period in 2019. Results for the 2020 year-to-date period were negatively impacted by economic stress resulting from the COVID-19 pandemic, which contributed to the $16.3 million provision for credit losses recognized during the first quarter of 2020.

President and CEO, Mr. Stephen Romaine commented, “We are pleased to report record earnings per share in the third quarter of 2020. When compared to the second quarter of 2020, we saw higher levels of net interest income and noninterest income, while expenses remained relatively stable. We are encouraged by these favorable trends, though the impact of the pandemic-related economic shut down continues to leave much uncertainty, especially in terms of the longer term credit outlook. While we have several customers who continue to be negatively impacted by the current economic environment, our nonperforming assets as a percentage of total assets were lower at September 30, 2020 than they were at the same time last year. We have also seen a declining trend of customers who are in a deferred payment status.”

SELECTED HIGHLIGHTS FOR THE THIRD QUARTER:

●	Total loans of $5.4 billion were up $541.2 million, or 11.1% over September 30, 2019. The increase over the prior period included $464.1 million of PPP loans funded during the second quarter of 2020.
●	Total deposits of $6.6 billion increased by $1.2 billion, or 22.9% over September 30, 2019.
●	The ratio of Total Capital to Risk-Weighted Assets improved to 14.26%, up from 13.95% at June 30, 2020, and 13.53% at December 31, 2019.

NET INTEREST INCOME

Net interest income was $58.3 million for the third quarter of 2020, compared to $53.2 million reported for the third quarter of 2019. For the year-to-date period, net interest income was $167.6 million, an increase of $10.2 million or 6.5% from the same nine-month period in 2019.

Net interest income benefited from growth in average loans and average deposits. Average loans were up $381.6 million, or 7.9% in the nine months ended September 30, 2020, compared to the same nine month period in 2019. The increase in average loans includes the benefit of $464.1 million of loans originated under the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) in the second quarter of 2020. Asset yields were down 36 basis points compared to the first nine months of 2019, which reflects the impact of reductions in market interest rates during the first nine months of 2020, and the addition of the lower yielding PPP loans originated in the second quarter. While PPP loans were a significant contributor to average loan growth for the year, increases in residential real estate loans (up 5.8% from 2019) and commercial real estate (up 6.0% from 2019), also contributed to the growth in year-to-date average loan balances.

Average total deposits were up $937.4 million, or 18.7% in the first nine months of 2020, versus the same period in 2019. Average noninterest deposits were up $318.9 million or 23.1% in the first nine months of 2020, compared to the same period in 2019. Average deposit balances benefited from $464.1 million of PPP loan originations during the second quarter of 2020, the majority of which were deposited in Tompkins checking accounts. The average rate paid on interest-bearing deposit products in the first nine months of 2020 decreased by 32 basis points from the same period in 2019. The total cost of interest-bearing liabilities declined by 49 basis points to 0.66% from the same period last year.

Net interest margin was 3.26% for the third quarter of 2020, down compared to the 3.43% reported for the third quarter of 2019, and 3.45% for the second quarter of 2020. The decline in net interest margin during the third quarter, when compared to the second quarter of 2020, was driven in part by a shift from noninterest-bearing cash balances to interest-bearing cash balances and securities. This shift from noninterest-bearing balances to earning assets resulted in an increase in interest income during the third quarter of 2020, but a 15 basis point decline in net interest margin, when compared to the immediate prior quarter. Net interest margin for the quarter was also negatively impacted by lower rates on interest earning assets, which were partially offset by lower funding costs.

As a result of its participation in the SBA’s PPP, in the third quarter the Company recorded net deferred loan fees of $2.4 million, which are included in interest income. For the year-to-date period, net deferred loan fees from PPP loan originations were $4.8 million.

NONINTEREST INCOME

Noninterest income represented 24.7% of total revenues in the first nine months of 2020, as compared to 26.7% in the same period in 2019. Noninterest income of $18.9 million for the third quarter of 2020 was down 3.3% compared to the same period in 2019. For the year-to-date period, noninterest income of $55.0 million was down 4.2% from the same period in 2019. Total fee based services in the third quarter of 2020 were $17.1 million, down 2.1% compared to the same period in 2019. The reduction in fee based income in 2020, when compared to 2019, is largely related to the pandemic-related travel and business restrictions, which reduced card services fees and service charges on deposit accounts. It is noteworthy that card services fees and deposit fees in the third quarter of 2020 were up over the second quarter of 2020, by 6.0% and 15.7% respectively.

NONINTEREST EXPENSE

Noninterest expense was $46.3 million for the third quarter of 2020, up $694,000, or 1.5%, over the third quarter of 2019. For the year-to-date period, noninterest expense was $139.0 million, up $3.0 million, or 2.2%, from the same period in 2019. The increase in noninterest expense for both the third quarter and year-to-date periods was primarily attributable to normal annual increases in salaries and wages. Other expense for the third quarter and year-to-date periods of 2020 included a credit of $417,000 and an expense of $1.3 million, respectively, related to allowance for credit losses for off-balance sheet exposures.

INCOME TAX EXPENSE

The Company’s effective tax rate was 20.7% for the third quarter of 2020, compared to 21.3% for the same period in 2019. The effective tax rate for the nine months ended September 30, 2020 was 20.4%, compared to 20.7% reported for the same period in 2019.

ASSET QUALITY

Provision for credit losses in the third quarter of 2020 was $199,000 compared to $1.3 million for the same period in 2019. Provision expense for the nine months ended September 30, 2020 was $16.1 million, compared to $2.4 million for the same period in 2019. The first quarter of 2020 included provision expense of $16.3 million related to the impact of the economic shutdown related to COVID-19 on economic forecasts and other model assumptions relied upon by management in determining the allowance. Net recoveries for the third quarter of 2020 were $11,000 compared to net charge-offs of $739,000 reported in the third quarter of 2019.

The allowance for credit losses represented 0.97% of total loans and leases at September 30, 2020, up from 0.96% at June 30, 2020, 0.81% at December 31, 2019, and 0.85% at September 30, 2019. The ratio of the allowance to total nonperforming loans and leases was 154.68% at September 30, 2020, improved from 126.90% at December 31, 2019, and 137.46% at September 30, 2019.

Nonperforming assets represented 0.44% of total assets at September 30, 2020, down from 0.47% at December 31, 2019. Nonperforming asset levels continue to be below the most recent Federal Reserve Board Peer Group Average1 of 0.58%.

Despite relatively stable trends in nonperforming assets and other delinquency, some customers have experienced continued cash flow stress related to the pandemic related shut-down, resulting in an increase in loans rated as Special Mention. Total Special Mention loans totaled $122.7 million at the end of the third quarter, up from $44.7 million at June 30, 2020. Even so, the more severely rated Substandard credits declined during the quarter to $45.4 million at September 30, 2020, down from $48.0 million at June 30, 2020.

Overall credit quality has been supported by several initiatives initiated by the Company in response to the pandemic. As previously announced, Tompkins has initiated and participated in a number of credit initiatives to support customers who have been impacted by the economic conditions associated with the COVID-19 pandemic. The Company implemented a payment deferral program to assist both consumer and business borrowers that may be experiencing financial hardship due to COVID-19. Weekly deferral requests for the month of September were down 96.8% from peak levels the Company experienced in late March. As of September 30, 2020, total loans that continue in a deferral status amounted to approximately $120.0 million, representing 2.2% of total loans. Of loans that have come out of the deferral program as of September 30, 2020, about 85.0% had made a payment and 0.18% were more than 30 days delinquent.

As previously noted, the Company participated in the U.S. Small Business Administration (SBA) Paycheck Protection Program (“PPP”). This program provides borrower guarantees for lenders, as well as loan forgiveness incentives for borrowers that utilize the loan proceeds to cover employee compensation-related expenses and certain other eligible business operating costs, all in accordance with the rules and regulations established by the SBA. The Company began accepting applications for PPP loans on April 3, 2020, and had funded approximately 2,998 loans totaling about $464.1 million as of September 30, 2020. As of September 30, 2020 approximately 295 loans totaling $51.9 million have been submitted to the SBA for forgiveness under the terms of the PPP program.

CAPITAL POSITION

Capital ratios remained well above the regulatory minimums for well capitalized institutions. The ratio of Total Capital to Risk-Weighted Assets improved to 14.26% at September 30, 2020, up from 13.95% at June 30, 2020, and 13.53% at December 31, 2019. The ratio of Tier 1 capital to average assets was 8.85% at September 30, 2020, up from 8.79% at June 30, 2020, and down from 9.61% at December 31, 2019. The current period Tier 1 capital to average assets was negatively impacted by balance sheet growth associated with the PPP loans originated in the second quarter of 2020. In April of this year, the Company announced that it had temporarily suspended its share repurchase program. Management has not yet determined when it will resume repurchases under the share repurchase program. Any such decision will be based on, among other factors, the Company’s financial and capital position.

ABOUT TOMPKINS FINANCIAL CORPORATION

Tompkins Financial Corporation is a financial services company serving the Central, Western, and Hudson Valley regions of New York and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Trust Company, Tompkins Bank of Castile, Tompkins Mahopac Bank, Tompkins VIST Bank, Tompkins Insurance Agencies, Inc., and offers wealth management services through Tompkins Financial Advisors. For more information on Tompkins Financial, visit www.tompkinsfinancial.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform of 1995:

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Examples of forward-looking statements in this press release include, without limitation, those regarding the novel coronavirus (COVID-19) and our plans in response to the coronavirus. Forward-looking statements may be identified by use of such words as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “plan”, or “anticipate”, and other similar words. Forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to certain uncertainties and factors relating to the Company’s operations and economic environment, all of which are difficult to predict and many of which are beyond the control of the Company, that could cause actual results of the Company to differ materially from those expressed and/or implied by forward-looking statements. The following factors, in addition to those listed as Risk Factors in Item 1A of our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, are among those that could cause actual results to differ materially from the forward-looking statements: changes in general economic, market and regulatory conditions; the severity and duration of the coronavirus outbreak and the impact of the outbreak (including the government’s response to the outbreak) on economic and financial markets, potential regulatory actions, and modifications to our operations, products, and services relating thereto; disruptions in our and our customers’ operations and loss of revenue due to pandemics, epidemics, widespread health emergencies, government-imposed travel/business restrictions, or outbreaks of infectious diseases such as the coronavirus, and the associated adverse impact on our financial position, liquidity, and our customers’ abilities to repay their obligations to us or willingness to obtain financial services products from the Company; the development of an interest rate environment that may adversely affect the Company’s interest rate spread, other income or cash flow anticipated from the Company’s operations, investment and/or lending activities; changes in laws and regulations affecting banks, bank holding companies and/or financial holding companies, such as the Dodd-Frank Act, Basel III and the Economic Growth, Regulatory Relief, and Consumer Protection Act; legislative and regulatory changes in response to COVID-19 with which we and our subsidiaries must comply, including the CARES Act and the rules and regulations promulgated thereunder, and state and local government mandates; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; governmental and public policy changes, including environmental regulation; reliance on large customers; uncertainties arising from national and global events, including the potential impact of widespread protests, civil unrest, and political uncertainty on the economy and the financial services industry; and financial resources in the amounts, at the times and on the terms required to support the Company’s future businesses. The Company does not undertake any obligation to update its forward-looking statements.

TOMPKINS FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION

(In thousands, except share and per share data) (Unaudited)	As of	As of
ASSETS	9/30/2020	12/31/2019

Cash and noninterest bearing balances due from banks	$22,065	$136,010
Interest bearing balances due from banks	352,674	1,972
Cash and Cash Equivalents	374,739	137,982

Available-for-sale debt securities, at fair value (amortized cost of $1,637,255 at September 30, 2020 and $1,293,239 at December 31, 2019)	1,666,766	1,298,587
Equity securities, at fair value (amortized cost $932 at September 30, 2020 and $915 at December 31, 2019)	932	915
Total loans and leases, net of unearned income and deferred costs and fees	5,398,297	4,917,550
Less: Allowance for credit losses	52,293	39,892
Net Loans and Leases	5,346,004	4,877,658

Federal Home Loan Bank and other stock	17,919	33,695
Bank premises and equipment, net	89,015	94,355
Corporate owned life insurance	84,165	82,961
Goodwill	92,447	92,447
Other intangible assets, net	5,211	6,223
Accrued interest and other assets	117,304	100,800
Total Assets	$7,794,502	$6,725,623
LIABILITIES
Deposits:
Interest bearing:
Checking, savings and money market	3,979,253	3,080,686
Time	706,401	675,014
Noninterest bearing	1,915,584	1,457,221
Total Deposits	6,601,238	5,212,921

Federal funds purchased and securities sold under agreements to repurchase	63,573	60,346
Other borrowings	285,000	658,100
Trust preferred debentures	17,163	17,035
Other liabilities	113,917	114,167
Total Liabilities	$7,080,891	$6,062,569
EQUITY
Tompkins Financial Corporation shareholders' equity:
Common Stock - par value $.10 per share: Authorized 25,000,000 shares; Issued: 14,962,162 at September 30, 2020; and 15,014,499 at December 31, 2019	1,496	1,501
Additional paid-in capital	337,329	338,507
Retained earnings	402,498	370,477
Accumulated other comprehensive loss	(23,864)	(43,564)
Treasury stock, at cost – 121,868 shares at September 30, 2020, and 123,956 shares at December 31, 2019	(5,355)	(5,279)
Total Tompkins Financial Corporation Shareholders’ Equity	712,104	661,642

Noncontrolling interests	1,507	1,412
Total Equity	$713,611	$663,054
Total Liabilities and Equity	$7,794,502	$6,725,623

TOMPKINS FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data) (Unaudited)	Three Months Ended		Nine Months Ended
	9/30/2020	9/30/2019	9/30/2020	9/30/2019
INTEREST AND DIVIDEND INCOME
Loans	$57,892	$57,621	$169,639	$169,685
Due from banks	83	11	90	31
Available-for-sale debt securities	6,035	6,511	20,101	22,055
Held-to-maturity securities	0	862	0	2,583
Federal Home Loan Bank and other stock	306	770	1,130	2,442
Total Interest and Dividend Income	64,316	$65,775	190,960	$196,796
INTEREST EXPENSE
Time certificates of deposits of $250,000 or more	755	823	2,458	2,184
Other deposits	3,450	7,583	13,723	20,409
Federal funds purchased and securities sold under agreements to repurchase	19	34	76	110
Trust preferred debentures	216	317	758	974
Other borrowings	1,623	3,862	6,357	15,731
Total Interest Expense	6,063	12,619	23,372	39,408
Net Interest Income	58,253	53,156	167,588	157,388
Less: Provision for credit loss expense	199	1,320	16,145	2,366
Net Interest Income After Provision for Credit Loss Expense	58,054	51,836	151,443	155,022
NONINTEREST INCOME
Insurance commissions and fees	8,916	8,517	24,216	24,314
Investment services income	4,292	4,175	12,414	12,166
Service charges on deposit accounts	1,444	2,191	4,675	6,210
Card services income	2,419	2,550	6,885	8,090
Other income	1,818	1,963	6,388	6,247
Net (loss) gain on securities transactions	(2)	138	446	434
Total Noninterest Income	18,887	19,534	55,024	$57,461
NONINTEREST EXPENSE
Salaries and wages	23,951	22,960	69,482	66,149
Other employee benefits	6,690	5,821	18,260	17,094
Net occupancy expense of premises	3,162	3,236	9,530	10,095
Furniture and fixture expense	1,886	1,919	5,759	5,894
Amortization of intangible assets	371	421	1,120	1,251
Other operating expense	10,289	11,298	34,826	35,451
Total Noninterest Expenses	46,349	45,655	138,977	135,934
Income Before Income Tax Expense	30,592	25,715	67,490	76,549
Income Tax Expense	6,330	5,478	13,779	15,816
Net Income Attributable to Noncontrolling Interests and Tompkins Financial Corporation	24,262	20,237	53,711	60,733
Less: Net Income Attributable to Noncontrolling Interests	32	31	101	95
Net Income Attributable to Tompkins Financial Corporation	$24,230	20,206	$53,610	60,638
Basic Earnings Per Share	$1.63	$1.34	$3.60	$3.99
Diluted Earnings Per Share	$1.63	$1.34	$3.59	$3.97

Average Consolidated Statements of Condition and Net Interest Analysis (Unaudited)

	Quarter Ended			Year to Date Period Ended			Year to Date Period Ended
	September 30, 2020			September 30, 2020			September 30, 2019
	Average			Average			Average
	Balance		Average	Balance		Average	Balance		Average
(Dollar amounts in thousands)	Quarter Ended	Interest	Yield/ Rate	Year Ended	Interest	Yield/ Rate	Year Ended	Interest	Yield/ Rate
ASSETS
Interest-earning assets
Interest-bearing balances due from banks	326,908	$83	0.10%	111,775	$90	0.11%	2,460	$31	1.68%
Securities (2)
U.S. Government securities	1,332,240	5,362	1.60%	1,242,659	18,236	1.96%	1,338,807	22,990	2.30%
State and municipal (3)	122,932	816	2.64%	110,058	2,225	2.70%	93,131	1,903	2.73%
Other securities (3)	3,433	25	2.88%	3,429	93	3.61%	3,417	120	4.70%
Total securities	1,458,605	6,203	1.69%	1,356,146	20,554	2.02%	1,435,355	25,013	2.33%
FHLBNY and other stock	18,319	307	6.66%	22,175	1,130	6.81%	42,634	2,442	7.66%

Total loans and leases, net of unearned income (3)(4)	5,400,217	58,507	4.31%	5,197,757	170,853	4.39%	4,816,140	170,540	4.73%
Total interest-earning assets	7,204,049	65,100	3.59%	6,687,853	192,627	3.85%	6,296,589	198,026	4.21%

Other assets	377,960			536,424			405,358

Total assets	7,582,009			7,224,278			6,701,947

LIABILITIES & EQUITY
Deposits
Interest-bearing deposits
Interest bearing checking, savings & money market	3,796,615	1,671	0.18%	3,557,326	7,973	0.30%	2,962,236	14,865	0.67%
Time deposits	697,026	2,534	1.45%	693,922	8,208	1.58%	670,570	7,728	1.54%
Total interest-bearing deposits	4,493,641	4,205	0.37%	4,251,248	16,181	0.51%	3,632,806	22,593	0.83%

Federal funds purchased & securities sold under
agreements to repurchase	47,527	19	0.16%	54,481	76	0.19%	61,482	110	0.24%
Other borrowings	303,587	1,623	2.13%	397,511	6,357	2.14%	861,930	15,731	2.44%
Trust preferred debentures	17,135	216	5.02%	17,093	758	5.92%	16,921	974	7.70%
Total interest-bearing liabilities	4,861,890	6,063	0.50%	4,720,332	23,372	0.66%	4,573,139	39,408	1.15%

Non-interest bearing deposits	1,897,999			1,699,317			1,380,399
Accrued expenses and other liabilities	112,636			111,643			101,483
Total liabilities	6,872,525			6,531,292			6,055,021

Tompkins Financial Corporation Shareholders’ equity	707,996			691,530			645,466
Noncontrolling interest	1,488			1,456			1,460
Total equity	709,484			692,986			646,926

Total liabilities and equity	7,582,009			7,224,278			6,701,947
Interest rate spread			3.10%			3.19%			3.05%
Net interest income/margin on earning assets		59,037	3.26%		169,255	3.38%		158,618	3.37%

Tax equivalent adjustments		(784)			(1,667)			(1,230)

Net interest income per consolidated financial statements		$58,253			$167,588			$157,388

Tompkins Financial Corporation - Summary Financial Data (Unaudited)

(In thousands, except per share data)
	Quarter-Ended					Year-Ended
Period End Balance Sheet	Sep-20	Jun-20	Mar-20	Dec-19	Sep-19	Dec-19
Securities	$1,667,698	$1,336,087	$1,353,567	$1,299,502	$1,282,026	$1,299,502
Total Loans	5,398,297	5,424,285	4,937,822	4,917,550	4,857,073	4,917,550
Allowance for credit losses	52,293	52,082	52,404	39,892	41,371	39,892
Total assets	7,794,502	7,582,056	6,743,114	6,725,623	6,627,982	6,725,623
Total deposits	6,601,238	6,377,521	5,409,363	5,212,921	5,369,990	5,212,921
Federal funds purchased and securities sold under agreements to repurchase	63,573	50,889	68,993	60,346	50,541	60,346
Other borrowings	285,000	325,000	457,983	658,100	429,000	658,100
Trust preferred debentures	17,163	17,120	17,078	17,035	16,992	17,035
Total common equity	712,104	696,553	681,153	661,642	658,358	661,642
Total equity	713,611	698,029	682,597	663,054	659,865	663,054

Average Balance Sheet
Average earning assets	$7,204,049	$6,616,079	$6,237,773	$6,188,442	$6,203,078	$6,268,440
Average assets	7,582,009	7,413,945	6,672,948	6,613,202	6,621,412	6,679,578
Average interest-bearing liabilities	4,861,890	4,825,753	4,471,797	4,374,572	4,415,079	4,523,088
Average equity	709,484	690,475	678,817	664,441	659,650	651,341

Share data
Weighted average shares outstanding (basic)	14,697,532	14,681,956	14,718,948	14,726,023	14,827,114	14,907,057
Weighted average shares outstanding (diluted)	14,727,741	14,714,848	14,774,269	14,790,503	14,887,626	14,973,951
Period-end shares outstanding	14,926,252	14,914,458	14,907,947	14,978,589	14,975,750	14,978,589
Common equity book value per share	$47.71	$46.70	$45.69	$44.17	$43.96	$44.17
Tangible book value per share (Non-GAAP)**	$41.23	$40.19	$39.15	$37.64	$37.40	$37.64
** See "Non-GAAP measures" below for a discussion of non-GAAP financial measures and a reconciliation of non-GAAP financial measures to the most directly comparable financial measures presented in accordance with GAAP.

Income Statement
Net interest income	$58,253	$56,366	$52,969	$53,240	$53,156	$210,628
Provision (credit) for credit loss expense	199	(348)	16,294	(1,000)	1,320	1,366
Noninterest income	18,887	17,177	18,960	17,972	19,534	75,433
Noninterest expense	46,349	46,888	45,740	45,900	45,655	181,834
Income tax expense	6,330	5,540	1,909	5,200	5,478	21,016
Net income attributable to Tompkins Financial Corporation	24,230	21,431	7,949	21,080	20,206	81,718
Noncontrolling interests	32	32	37	32	31,000	127
Basic earnings per share (5)	$1.63	$1.44	$0.53	$1.41	$1.34	$5.39
Diluted earnings per share (5)	$1.63	$1.44	$0.53	$1.40	$1.34	$5.37

Nonperforming Assets
Nonaccrual loans and leases	$26,944	$23,183	$23,556	$24,281	$23,568	$24,281
Loans and leases 90 days past due and accruing	0	0	0	0	0	0
Troubled debt restructuring not included above	6,864	6,988	7,137	7,154	6,528	7,154
Total nonperforming loans and leases	33,808	30,171	30,693	31,435	30,096	31,435
OREO	196	274	466	428	888	428
Total nonperforming assets	$34,004	$30,445	$31,159	$31,863	$30,984	$31,863

Tompkins Financial Corporation - Summary Financial Data (Unaudited) - continued

	Quarter-Ended					Year-Ended
Delinquency - Total loan and lease portfolio	Sep-20	Jun-20	Mar-20	Dec-19	Sep-19	Dec-19
Loans and leases 30-89 days past due and
accruing	$6,875	$8,352	$9,328	$3,724	$3,519	$3,724
Loans and leases 90 days past due and accruing	0	0	0	794	1,219	794
Total loans and leases past due and accruing	6,875	8,352	9,328	4,518	4,738	4,518

Allowance for Credit Losses*
Balance at beginning of period	$52,082	$52,404	$39,892	$41,371	$40,790	$43,410
Impact of adopting ASC 326	0	0	(2,534)	0	0	0
Provision (credit) for credit losses	199	(348)	16,294	(1,000)	1,320	1,366
Net loan and lease (recoveries) charge-offs	(12)	(26)	1,248	479	739	4,884
Allowance for credit losses at end of period	$52,293	$52,082	$52,404	$39,892	$41,371	$39,892
*CECL was adopted January 1, 2020. Prior periods reflect the allowance for credit losses for loans under the incurred loss methodology.

Loan Classification - Total Portfolio
Special Mention	$122,652	$44,741	$37,121	29,800	$41,575	$29,800
Substandard	45,384	48,046	52,894	60,499	61,682	60,499

Ratio Analysis

Credit Quality
Nonperforming loans and leases/total loans and leases (6)	0.63%	0.56%	0.62%	0.64%	0.62%	0.64%
Nonperforming assets/total assets	0.44%	0.40%	0.46%	0.47%	0.47%	0.47%
Allowance for credit losses/total loans and leases	0.97%	0.96%	1.06%	0.81%	0.85%	0.81%
Allowance/nonperforming loans and leases	154.68%	172.62%	170.74%	126.90%	137.46%	126.90%
Net loan and lease losses annualized/total average loans and leases	0.00%	0.00%	0.10%	0.04%	0.06%	0.10%

Capital Adequacy
Tier 1 Capital (to average assets)	8.85%	8.79%	9.53%	9.61%	9.43%	9.61%
Total Capital (to risk-weighted assets)	14.26%	13.95%	13.62%	13.53%	13.36%	13.53%

Profitability (period-end)
Return on average assets *	1.27%	1.16%	0.48%	1.26%	1.21%	1.22%
Return on average equity *	13.59%	12.48%	4.71%	12.59%	12.15%	12.55%
Net interest margin (TE) *	3.26%	3.45%	3.44%	3.44%	3.43%	3.39%
** Quarterly ratios have been annualized

Tompkins Financial Corporation - Summary Financial Data (Unaudited) - continued

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). Where non-GAAP disclosures are used in this press release, the comparable GAAP measure, as well as reconciliation to the comparable GAAP measure, is provided in the below tables. The Company believes the non-GAAP measures provide meaningful comparisons of our underlying operational performance and facilitate management’s and investors’ assessments of business and performance trends. These non-GAAP financial measures should not be considered in isolation or as a measure of the Company’s profitability or liquidity; they are in addition to, and are not a substitute for, financial measures under GAAP. The non-GAAP financial measures presented herein may be different from non-GAAP financial measures used by other companies, and may not be comparable to similarly titled measures reported by other companies. Further, the Company may utilize other measures to illustrate performance in the future. Non-GAAP financial measures have limitations since they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.

Reconciliation of Net Income Attributable to Tompkins Financial Corporation (GAAP) to Net Operating Income Available to Common Shareholders (Non-GAAP) and Reconciliation of Diluted Earnings Per Share (GAAP) to Adjusted Diluted Earnings Per Share (Non-GAAP)

	Quarter-Ended					Year-Ended
	Sep-20	Jun-20	Mar-20	Dec-19	Sep-19	Dec-19
Net income available to common shareholders	$24,230	$21,431	$7,949	$21,081	$20,206	$81,718
Less: income attributable to unvested stock-based compensations awards	278	251	99	334	317	1,306
Net earnings allocated to common shareholders (GAAP)	23,952	21,180	7,850	20,747	19,889	80,412
Diluted earnings per share (GAAP)	$1.63	$1.44	$0.53	$1.40	$1.34	$5.37
Adjustments for non-operating income and expense:
Write-down of real estate pending sale	0	673	0	0	0	0
Total Adjustments	0	673	0	0	0	0
Tax (benefit) expense	0	(165)	0	0	0	0
Total adjustments, net of tax	0	508	0	0	0	0
Net operating income available to common shareholders (Non-GAAP)	23,952	21,688	7,850	20,747	19,889	80,412
Weighted average shares outstanding (diluted)	14,727,741	14,714,848	14,774,269	14,790,503	14,887,626	14,973,951
Adjusted diluted earnings per share (Non-GAAP)	$1.63	$1.47	$0.53	$1.40	$1.34	$5.37

	Year-to-Date
	Sep-20	Sep-19
Net income available to common shareholders	$53,610	$60,638
Less: income attributable to unvested stock-based compensation awards	628	972
Net earnings allocated to common shareholders (GAAP)	52,982	59,666
Diluted earnings per share (GAAP)	$3.59	$3.97
Adjustments for non-operating income and expense:
Write-down of real estate pending sale	673	0
Tax (benefit) expense	(165)	0
Total adjustments, net of tax	508	0
Net operating income available to common shareholders (Non-GAAP)	53,490	59,666
Weighted average shares outstanding (diluted)	14,738,921	15,035,780
Adjusted diluted earnings per share (Non-GAAP)	$3.63	$3.97

Tompkins Financial Corporation - Summary Financial Data (Unaudited) - continued

Reconciliation of Common Equity Book Value Per Share (GAAP) to Tangible Book Value Per Share (non-GAAP)

	Quarter-Ended					Year-Ended
	Sep-20	Jun-20	Mar-20	Dec-19	Sep-19	Dec-19
Total common equity	$712,104	$696,553	$681,153	$661,642	$658,358	$661,642
Less: Goodwill and intangibles (7)	96,735	97,107	97,481	97,855	98,277	97,855
Tangible common equity (Non-GAAP)	615,369	599,446	583,672	563,787	560,081	563,787
Ending shares outstanding	14,926,252	14,914,458	14,907,947	14,978,589	14,975,750	14,978,589
Tangible book value per share (Non-GAAP)	$41.23	$40.19	$39.15	$37.64	$37.40	$37.64

(1) Federal Reserve peer ratio as of June 30, 2020 the most recent data available, includes banks and bank holding companies with consolidated assets between $3 billion and $10 billion.

(2) Average balances and yields on available-for-sale securities are based on historical amortized cost.

(3) Interest income includes the tax effects of taxable-equivalent basis.

(4) Nonaccrual loans are included in the average asset totals presented above. Payments received on nonaccrual loans have been recognized as disclosed in Note 1 of the Company’s consolidated financial statements included in Part I of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019.

(5) Earnings per share year-to-date may not equal the sum of the quarterly earnings per share as a result of rounding of average shares

(6) Certain acquired loans and leases that are past due are not on nonaccrual and are not included in nonperforming loans. The risk of credit loss on these loans has been considered by virtue of the Company’s estimate of acquisition-date fair value and these loans are considered accruing as the Company primarily recognizes interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.

(7) “Goodwill and intangibles” as shown in the above tables, equal total intangible assets less mortgage servicing rights.